EXHIBIT 21



SUBSIDIARIES
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1.  Puget Western, Inc.
    19515 North Creek Parkway
    Suite 310
    Bothell, Washington 98011

2.  Puget Sound Energy Company
    P.O. Box 97034
    Bellevue, Washington 98009-9734

3.  ConnexT
    1301 Fifth Avenue
    Suite 1900
    Seattle, WA  98101

4.  Puget Energy, Inc.
    411 108th Avenue N.E.
    Bellevue, WA  98004-5515

5.  Hydro Energy Development Corporation
    19515 North Creek Parkway
    Suite 310
    Bothell, Washington 98011